AGREEMENT FOR SERVICES

This Agreement for Services ("Agreement") is entered into on, May 12, 2005, by and between Jilin Haitian Industry Co Limited ("JHI Co"), a Chinese corporation having its principal place of business in Jilin City China and Global Access Ventures, LLC ("Global Access"), having its principal office at New York, USA.

WHEREAS JHI Co has engaged the services of Global Access to facilitate the listing of JHI Co corporate shares first on the OTCBB and then on the NASDAQ Small Cap market, depending on the satisfaction of the relevant listing requirements, through the execution of a business combination with a public company,

The parties hereto agree as follows:

1.
Engagement. JHI Co hereby engages Global Access and Global Access hereby agrees to hold themselves available to render advisory and professional services for the JHI Co and its affiliates regarding JHI Co's desire to become listed on the U.S. publicly traded markets via a business combination with a public company (“Public Company”). Global Access shall provide assistance and advice with respect to: (i) the Acquisiton of the Public Company, (ii) preparing filings required to be filed with governmental authorities in the U.S. ( especially the SEC and NASDAQ), (iii) the listing of the Public Company’s shares on the OTCBB and the NASDAQ small cap market after the Acquisition, (iv) arranging financing post-Acquisiton.

2.
Duties of Global Access. Global Access shall hold themselves available to render and shall render at the request of JHI Co from time to time advisory services in connection with their efforts to become a publicly traded Company on the U.S. equity markets through the business combination as described below. The specific tasks to be performed and the services to be provided are listed in Attachment A.

3.
The Acquisition. Public Company will issue its shares in exchange for all of the outstanding capital stock of JHI Co The Public Company will be clean and free of liabilities as a result of having its liabilities discharged by the Bankruptcy Court. Global Access acknowledges that the Public Company will also have no operations and no legal disputes. The shares to be issued by Public Company to JHI Co and Global Access will represent 90% of Public Company’s outstanding stock after the acquisition. After the acquisition the present shareholders of JHI Co will own 76.5% of the stock of the combined companies, Global Access will own 13.5% of the outstanding stock (as a result of the shares to be issued to Global Access as described in paragraph 7 below), and public shareholders and others will own 10% of the stock.

4.
Information and services to be provided by JHI Co. JHI Co will be responsible for providing all necessary information required for Global Access (and for the public company) to complete a "due diligence" examination of JHI Co before the business combination and to complete all disclosure documents and related information required for Public Company to fully and accurately report the acquisition to the United States and Exchange Commission and for all other required filings with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. JHI Co will also be responsible to retain and provide Public Company and its attorneys with access to:

•	an appropriate contact person who is fluent in both English and the Chinese language primarily used by JHI Co,

•
auditors who are registered with the United States Public Accounting Oversight Board, familiar with the requirements of Regulation S-X and other accounting and auditing requirements of the Securities and Exchange Commission, and capable of providing audited financial statements of JHI Co complying with US generally accepted accounting principles, and

•	local attorneys in China who are fluent in English.

JHI Co acknowledges that any unreasonable delay in providing such services and documents may delay the completion of the business combination.

5.
Term. The term of this Agreement shall begin as of the date of this Agreement and shall continue without interruption until the Public Company’s shares are listed first on the OTC.BB and then on the NASDAQ Small Cap market, depending on the satisfaction of the relevant listing requirements.

6.	Compensation for Services. As compensation for all services rendered by Global Access under this Agreement, JHI Co shall pay Global Access the sum of $300,000 USD in installments as follows:

•	JHI Co shall pay Global Access a retainer of $150,000 USD to conduct an extensive due diligence review and assist JHI Co in developing a company business plan.

•
JHI Co has been examined by Global Access. Global Access confirms that JHI Co is a good candidate for going public in the United States. The retainer is due in full at the time this Agreement is signed. In addition, it is agreed by all parties that the retainer is deemed as non-refundable and fully earned upon receipt. Global Access will start the due diligence works after the retainer is paid in full.

•	A second services fee of $100,000 USD is due in full within 15 days from the date the disclosure statement is filed with the SEC.

•
A final services fee of $50,000 USD is due in full no later than 5 days after the Company is publicly traded. Note: Any delay in this final payment may delay the start of the Investor Relations program conducted by one or more Investor Relations firms.

7.
Distribution of Company Shares. JHI Co shall distribute and fully transfer to Global Access the total of fifteen percent (15%) of the total outstanding shares that are issued to JHI Co by Public Company.

•	The shares shall carry a "Restricted" legend in accordance with SEC Regulation D.

•	The shares shall be fully transferred by Stock Transfer Agent on the date the Company enters the public market.

•	All shares are deemed fully earned upon receipt.

8.	Reimbursement of certain expenses. JHI Co will reimburse Global Access for the following expenses.

•	Costs and expenses of reorganization of the Public Company -- $200,000. This fee will be payable as follows:

•	$100,000 upon signing this Agreement

•	$100,000 on filing of the disclosure statement

•	Legal fees of the attorneys who prepare the disclosure statement, and other bankruptcy related items -- $80,000. This fee will be payable as follows:

•	$40,000 upon signing this Agreement,

•	$40,000 upon completion of the business combination with Public Company.

•	Accounting firm's fee to perform the audit of JHI Co’s financial statements-- $80,000. This fee will be payable as follows:

•	$40,000 upon signing this Agreement,

•	$40,000 when audit is completed and JHI Co provides signature and acceptance of audit.

9.
Deposit of fees and expenses. Upon signing this Agreement, JHI Co will pay the initial retainer due to Global Access ($150,000USD), together with the initial payment with respect to reorganization of Public Company ($100,000USD) and Legal fees ($40,000USD), and Accountant fees ($40,000USD) described above. The total sum due to begin services is $330,000USD and shall be deposited into an attorney’s escrow account to be disbursed as we may direct. Should the transaction not be completed, JHI Co will be entitled to an immediate return of all amounts that have not become earned or expensed as described above.

10.
Termination of the Agreement. During the due diligence phase, if Global Access discovers material differences in the project from those previously disclosed by JHI Co, or any conditions that constitute fraud and/or negligence on the part of JHI Co or any of its associates or any other occurrence that would make cause to jeopardize and/or put additional risks on the successful completion of the business combination (collectively "adverse conditions"), Global Access holds the unconditional right to withdraw its services and make the Agreement null and void without consequence to Global Access. Such withdrawal right will not apply in the absence of a discovery of an adverse condition by Global Access.

11.	Disclosure of Information. Global Access shall not disclose or appropriate any secret or confidential information of JHI Co

12.	Modification of Agreement. This Agreement may not be modified by the parties hereto only by a written supplemental agreement executed by both parties.

13.
Financial Condition of Public Company. On consummation of the acquisition, the Public Company will have the following attributes: (1) there will be no pending litigation or threatened litigation against the Public Company , (2) it shall have maintained reasonable business and other records in connection with its previous activities, (3) it shall have no operations, no debts, of any type whatsoever, (4) JHI Co shall have approved the number of shareholders on consummation of the acquisition, and (5) there shall be no contingent liabilities or undisclosed beneficial owners . Items 1 and 3 shall be certified by an Attorney in the U.S.

14.	Notice. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by registered or certified mail, postage prepaid, addressed as follows:

If to JHI:

___________________________
(Address)

Attention: ___________________, Chairman

If to Global Access;

Global Access Ventures
c/o Eaton & Van Winkle LLP
3 Park Avenue
New York, NY 10016

Attention: Joseph L. Cannella.

Or to such other address as the parties hereto may specify, in writing, from time to time.

15.	Waiver of Breach and Concerning Compensation. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

16.	Governing Law. This Agreement and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of the State of New York, USA.

17.
Additional Understandings. JHI Co understands that in order to create and maintain an active market in its shares, JHI Co will need to retain an investor relations firm to introduce JHI Co to, and arrange meetings with, key financial decision-makers, and disseminate information about JHI Co's business to the investment community, and that JHI Co will need to make its management available for, and cooperate with, the investor relations firm in carrying out those activities. Fees for an investor relations firm are estimated to be $10,000 per month.

18.
Entire Agreement. This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes all agreements and understandings between the parties concerning the subject matter hereof.

19.
Dual Language. This Agreement has been prepared in both English and Chinese versions, which are intended to be substantially identical in meaning. The parties agree that both versions have equal legal effect.

IN WITNESS WHEREOF, JHI Co has caused this Agreement to be signed by its corporate officer thereto duly authorized, and Global Access has signed this Agreement, all as of the date first above written.

JHI Co:

By: /s/ Wang Xitian
Wang Xitian, Chairman
Chief Executive Officer
Date: May 12, 2006

Global Access Ventures:

By: /s/ Edward J. Cohan, Jr.
Edward J. Cohan, Jr., Chairman

Date: May 12, 2006